EXHIBIT 99.4


                                                    FOR IMMEDIATE RELEASE

                                            FOR FURTHER INFORMATION CONTACT:

                                                             Christopher Hocker
                                                                (203) 425-8864


                       CHI ENERGY COMPLETES RESTRUCTURING


STAMFORD, Conn. -- November 7, 1997 - CHI Energy, Inc., formerly Consolidated Hydro, Inc., announced today that it has completed its previously announced restructuring plan and successfully emerged from Chapter 11. As a result of the restructuring, CHI has no long-term corporate debt and has liquidity and positive cash flow that will be used for future growth.

         "We have taken the final step in the re-emergence of this company as a significant player in the energy and infrastructure markets," said James T. Stewart, CHI's chairman and CEO. "Our new capital structure will permit strong growth from a solid base of operating assets." Added Edward M. Stern, president and COO, "We are grateful to our employees, partners, lenders, suppliers, advisors, and other stakeholders for their strong support throughout this process."

         Other results of the restructuring include changing the Company name to CHI Energy, Inc., and constituting a new board of directors. New directors include Charles F. Goff, former chairman and chief executive officer of Destec Energy, Inc.; representatives of Morgan Stanley and Swiss Bank Corporation, principal stockholders of CHI; and Stewart and Stern.

         CHI's business is developing, owning, and operating industrial energy and infrastructure assets and hydroelectric power plants. Its portfolio includes more than 90

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hydroelectric power plants in the U.S. and Canada, totaling approximately 340
MW, and several transactions involving industrial infrastructure facilities, such as power plants, boilers, and pipelines, currently in development.



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